AMENDMENT TO THE
TRUST FOR ADVISED PORTFOLIOS
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 31st day of October, 2014, to the Fund Administration Servicing Agreement dated as of January 1, 2014, as amended (the “Agreement”), is entered into by and between TRUST FOR ADVISED PORTFOLIOS, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into a Fund Administration Servicing
Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Trust for Advised Portfolios:

Exhibit F, the 1919 Financial Services Fund, the 1919 Maryland Tax-Free Income Fund, the 1919 Socially Responsive Balanced Fund and the 1919 Variable Socially Responsive Balanced Fund are hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR ADVISED PORTFOLIOS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Christopher E. Kashmerick	By: /s/ Michael R. McVoy

Name: Christopher E. Kashmerick	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

 Exhibit F to the Trust for Advised Portfolios Fund Administration Servicing Agreement

Name of Series	Date Added

1919 Financial Services Fund	on or after October 31, 2014
1919 Maryland Tax-Free Income Fund	on or after October 31, 2014
1919 Socially Responsive Balanced Fund	on or after October 31, 2014
1919 Variable Socially Responsive Balanced Fund	on or after October 31, 2014

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule at October, 2014

Annual Fee Based Upon Average Net Assets Per Fund*
__basis points on the first $__million
__ basis points on the next $__ million
__basis points on the next $__ billion
__ basis points on the next $__ billion
__basis points on the balance
Minimum annual fee:  $__per fund
▪ Additional fee of $__for each additional class beyond two
▪ Additional fee of $__per manager/sub-advisor per fund
▪ Additional fee of $__for a Controlled Foreign Corporation (CFC)

Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	USBFS Legal Administration (e.g., registration statement update)
Pricing Services**
▪	$__- Domestic Equities, Options, ADRs
▪	$__- Domestic Corporate/Convertible/Gov’t/Agency Bonds, Foreign Equities, Futures, Forwards, Currency Rates, Mortgage Backed Securities
▪	$__- CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Convertible/Gov’t/Agency
                    Bonds, Asset Backed Securities, High Yield Bonds
▪	$__- Bank Loans
▪	$__- Credit Default Swaps
▪	$__- Swaptions, Index Swaps
▪	$__- Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps

Corporate Action & Manual Pricing Services
▪	$__/Foreign Equity Security per Month for Corporate Action Service
▪	$__/Domestic Equity Security per Month for Corporate Action Service
▪	$__ /Month Manual Security Pricing (>10/day)

Fair Value Services (Charged at the Complex Level)**
▪	$__on the First __ Securities
▪	$__on the Balance of Securities
NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non- standard security type which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Exhibit F (continued) to the Trust for Advised Portfolios Fund Administration Servicing Agreement

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule (continued) at October, 2014

Chief Compliance Officer Annual Fees (Per Advisor Relationship/Fund)*
▪	$__for the first fund (subject to Board approval)
▪	$__for each additional fund (subject to change based on Board review and approval)
▪	$__/sub-advisor per fund

Out-Of-Pocket Expenses
Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.
Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing (Charles River), Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.
*Subject to annual CPI increase, Milwaukee MSA.
** Per security per fund per pricing day.
Fees are calculated pro rata and billed monthly.

Fund Administration & Compliance Portfolio Services
Supplemental Services Fee Schedule at October, 2014

Additional Legal Administration Services
▪	Subsequent new fund launch – $__/project
▪	Subsequent new share class launch – $__/project
▪	Multi-managed funds – as negotiated based upon specific requirements
▪	Proxy – as negotiated based upon specific requirements
Daily Compliance Services (Charles River)
▪	Base fee – $__/fund per year
▪	Setup – $__/fund group
Section 15(c) Reporting
▪	$__/fund per report – first class
▪	$__/additional class report
Equity & Fixed Income Attribution Reporting
▪	Fees are dependent upon portfolio makeup, services required, and benchmark requirements.

Advisor’s Signature below acknowledges approval of the fee schedules on this Exhibit F

1919 Investment Counsel, LLC

By:  /s/ Brian Gallagher

Printed Name and Title: Brian Gallagher, Director of Investment Operations    Date: 10/30/14